EXHIBIT (a)(1)(i)

RF MICRO DEVICES, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

DATED: JULY 11, 2005

THIS OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 12:00
MIDNIGHT EASTERN DAYLIGHT TIME ON
FRIDAY, AUGUST 5, 2005, UNLESS WE EXTEND THIS OFFER

RF Micro Devices, Inc., which we refer to in this Offer to Exchange as “we,” “us,” the “Company” or “RFMD,” is offering eligible employees a one-time opportunity to exchange (sometimes referred to as “tender”) some or all of such employees’ outstanding options to purchase shares of the Company’s common stock granted under the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan (the “2003 Plan”), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan and the Resonext Communications, Inc. 1999 Stock Plan (collectively referred to as the “Option Plans”) that have an exercise price equal to or greater than $5.38 per share (the “Eligible Options”) for options for a lesser number of shares (the “New Options”) to be granted under the 2003 Plan (the “Option Exchange Program”). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related accompanying Election Form (which together, as they may be amended or supplemented from time to time, constitute the “Offer” or “Offer to Exchange”).

The Offer is being made generally to Company employees who, as of July 11, 2005, the date the Offer commenced, are actively employed by us and have Eligible Options. However, the current Chief Executive Officer and the four next most highly compensated executive officers (the “Named Executive Officers”), members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program. All other employees with Eligible Options will be eligible to participate and are collectively referred to as the “Eligible Employees.” Employees in certain non-U.S. jurisdictions may be excluded from the Option Exchange Program if local law would make their participation infeasible or impractical. To remain eligible to tender Eligible Options for exchange and cancellation, and receive New Options, you must remain an Eligible Employee and must not have received nor have given a notice of termination prior to the date that the Offer closes. Additionally, an Eligible Employee who surrenders his or her Eligible Options for exchange must also be an employee on the date that the New Options are granted (the “Grant Date”) in order to receive the New Options.

The Offer will expire at 12:00 Midnight Eastern Daylight Time on August 5, 2005, unless we extend the Offer (such date, as it may be extended in our discretion, the “Closing Date”). The Eligible Options surrendered will be cancelled as of the Closing Date, unless we elect to terminate the Offer or we elect, in our sole discretion, not to accept for surrender any or all of the Eligible Options. The Grant Date is expected to be on or as soon as practicable after the first business day after the Closing Date.

If you validly tender Eligible Options for exchange and cancellation, and such Eligible Options are accepted and cancelled, pursuant to the Offer, you will receive a New Option for one share of common stock in exchange for each Eligible Option for two shares of common stock. The New Option grants will be rounded down to the nearest whole share on a grant-by-grant basis and, accordingly, New Options will not be granted for fractional shares. Each New Option will have an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date. All New Options will be granted under the 2003 Plan. Shares subject to Eligible Options that become available under the Option Plans due to cancellations or forfeitures will be issuable under the 2003 Plan in accordance with its terms.

For most Eligible Employees, the New Options will vest and become exercisable over a two-year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. Vesting will cease upon termination of service for any reason and each New Option will have a term equal to the remaining term of the surrendered Eligible Option it replaces. However, the New Options granted to certain officers of the Company (other than the Named Executive Officers, who are not eligible to participate in the

Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise). Other restrictions regarding vesting and the exercise of New Options will be set forth in a New Option agreement to be entered into as of the Grant Date and will be governed by the 2003 Plan.

If you want to tender any of your Eligible Options, you must tender all of the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender any of the remaining grants. The term “tender” describes your act of requesting that we exchange your Eligible Options for New Options as described in this Offer to Exchange. If you tender your Eligible Options and we accept them on the Closing Date, they will be cancelled and you will no longer have any rights to them.

In addition, the Offer to Exchange is subject to the conditions described in Section 6 — “Conditions of the Offer.” This Offer is not conditioned on a minimum number of Eligible Options being tendered or a minimum number of Eligible Employees participating. However, this Offer is subject to the conditions described in Section 6, including the condition that consummation of the Offer is subject to receiving the requisite affirmative vote of the shareholders at our annual meeting. We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, Eligible Employees in any jurisdiction in which this Offer to Exchange or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer in any such jurisdiction.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related documents attached hereto. We reserve the right to terminate, extend and amend this Offer. This Offer is completely voluntary and you are under no obligation to participate. Our common stock is traded on the Nasdaq National Market under the symbol “RFMD.” On June 27, 2005, the closing price of our common stock as reported on the Nasdaq National Market for that date was $4.96 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your Eligible Options.

See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

The Offer to Exchange will not be consummated, and accordingly there will be no exchange of Eligible Options under the Option Exchange Program and the Option Exchange Program will be terminated, if the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the annual meeting of shareholders or any adjournment or postponement thereof. Even if approved by the shareholders, the Board of Directors will retain the authority, in its sole discretion, to terminate, modify or amend the Option Exchange Program at any time prior to the Closing Date.

Although our Board of Directors has approved the Offer, consummation of the Offer is subject to shareholder approval and the other conditions described in this Offer to Exchange. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Offer. You must make your own decision whether to tender your Eligible Options.

You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange, the Election Form or other documents relating to this Offer to: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange, by phone at (336) 678-5750 or to our internal e-mail address: OEC@rfmd.com.

IMPORTANT

If you wish to tender some or all of your Eligible Options for exchange and cancellation, and receive New Options pursuant to the Offer, you must complete and sign the enclosed Election Form in accordance with its instructions and send it to Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). Delivery by e-mail or other electronic means will not be accepted. The properly completed and duly executed Election Form must be received as specified above before the Offer closes at 12:00 Midnight Eastern Daylight Time on August 5, 2005, or if the Offer is extended by us in our sole discretion, the extended Closing Date. Except as described in the following sentence, the Election Form must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. Your Eligible Options will not be considered tendered until we receive the Election Form. If we do not receive your Election Form by 12:00 midnight Eastern Daylight Time on August 5, 2005, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. The Election Form may be changed or revoked at any time before the Closing Date by delivering a new properly completed and duly executed Election Form bearing a later date.

You can withdraw a previously delivered election to tender and remove your Eligible Options from this Offer by delivering a properly completed and duly executed Notice of Withdrawal to Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Notwithstanding the above, in the event that this Offer expires and we have not accepted your tendered Eligible Options for exchange, then you have the further right to withdraw your tendered Eligible Options beginning after the 40th business day following the commencement of this Offer, which is September 2, 2005.

We intend to make the Option Exchange Program available to Eligible Employees who are located outside of the United States, where permitted by local law and where it is feasible and practicable to do so. It is possible that modifications may be made to the terms offered to Eligible Employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the Option Exchange Program in countries in which it is inadvisable or impracticable to do so for any reason.

The Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF RFMD. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF RFMD UNTIL THE GRANT DATE OR THEREAFTER. IF YOU VOLUNTARILY TERMINATE YOUR EMPLOYMENT WITH US, OR IF WE TERMINATE YOUR EMPLOYMENT FOR

ANY REASON, AFTER THE CLOSING DATE BUT BEFORE THE GRANT DATE, YOU WILL LOSE ALL RIGHTS TO RECEIVE ANY NEW OPTIONS AND YOUR SURRENDERED ELIGIBLE OPTIONS WILL NOT BE RETURNED TO YOU.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS	1
RISK FACTORS	9
THIS OFFER	11
1. Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date	11
2. Purpose of this Offer	11
3. Procedures For Tendering Eligible Options	13
4. Withdrawal Rights	14
5. Acceptance of Eligible Options For Exchange; Issuance of New Options	14
6. Conditions of this Offer	15
7. Price Range of Common Stock	16
8. Source and Amount of Consideration; Terms of New Options	16
9. Information Concerning RFMD; Summary Financial Information	19
10. Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of RFMD	20
11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer	20
12. Legal Matters; Regulatory Approvals	21
13. Material Tax Consequences	21
14. Extension of Offer; Termination; Amendment	22
15. Fees and Expenses	23
16. Additional Information	23
17. Forward-Looking Statements	24
18. Miscellaneous	24
Schedule A – Summary Financial Information	A-1
Schedule B – Information About RFMD Directors and Executive Officers	B-1
Schedule C – A Guide to International Issues	C-1

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following summary term sheet is in question and answer format and is provided to address some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the accompanying Election Form. We have included references to the relevant sections in the Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.	What securities are we offering to exchange?

We are offering Eligible Employees a one-time opportunity to exchange Eligible Options granted under the Option Plans, properly tendered and accepted for exchange in accordance with the Offer, for New Options to be granted under the 2003 Plan. See Section 1 – “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.”

Q.2.	Who is eligible to participate in the Option Exchange Program?

Generally, employees who, as of July 11, 2005, the date the Offer commenced, are actively employed by us and have Eligible Options are eligible to participate in the Option Exchange Program. The Named Executive Officers, members of the Board of Directors, consultants, and former and retired employees are not eligible to participate in the Option Exchange Program. Employees in certain non-U.S. jurisdictions may be excluded from the Option Exchange Program if local law would make their participation infeasible or impractical. An Eligible Employee must be employed and may not have received nor have given a notice of termination at the time the Offer to Exchange commences. Additionally, an Eligible Employee who surrenders his or her Eligible Options for exchange must also be an employee on the Grant Date in order to receive the New Options. See Section 1 – “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.”

Q.3.	Why are we making this Offer?

We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and shareholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward RFMD’s growth and success. However, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing Eligible Employees with a one-time opportunity to exchange Eligible Options for New Options. See Section 2 – “Purpose of this Offer.”

Q.4.	What are the conditions of this Offer?

This Offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of this Offer. These include, among other things, shareholder approval of the Option Exchange Program. This and various other conditions are more fully described in Section 6 – “Conditions of this Offer.” The Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Employees participating. We reserve the right to terminate, extend or amend this Offer.

Q.5.	What happens if RFMD’s shareholders do not approve the Option Exchange Program at the annual meeting?

The Offer will not be consummated, there will be no exchange of Eligible Options under the Option Exchange Program, and the Option Exchange Program and the Offer will be terminated if the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the annual meeting scheduled to be held on August 2, 2005, or any adjournment or postponement thereof. See Section 6 – “Conditions of this Offer.”

Q.6.	How does this Offer work?

The Exchange

If you are an Eligible Employee, you will have until 12:00 Midnight Eastern Daylight Time on August 5, 2005 (unless our shareholders do not approve the Option Exchange Program or this Offer is extended or terminated) to make a voluntary election to exchange Eligible Options for New Options. Assuming all eligibility criteria are met, we will grant your New Options on or as soon as practicable after the first business day after the Closing Date. The ratio of exchanged Eligible Options to New Options will be two-to-one, meaning that you will receive New Options for fewer shares than you elect to surrender in the Option Exchange Program.

Each New Option will have an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date. If you want to tender an Eligible Option grant, you must tender the Eligible Option grant in full – no partial exchanges will be permitted. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender the Eligible Options subject to a different grant.

Vesting and Term

The New Options will be completely unvested at the time of grant and will vest and become exercisable over a two-year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. Vesting will cease upon termination of service for any reason and each New Option will have a term equal to the remaining term of the surrendered Eligible Option it replaces.

This means that for most Eligible Employees, the New Options will be fully vested and exercisable 24 months after they are granted, regardless of the vesting schedule that was applicable to the tendered Eligible Options. The above vesting schedule will apply regardless of whether the tendered Eligible Options were fully or partially vested. Your vesting and exercise rights are contingent upon continued employment through the applicable vesting date.

However, the New Options granted to certain officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if such officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise).

Confirmation

If you choose to exchange Eligible Options, and the Eligible Options are accepted by us for exchange, you will receive a “rights letter” promptly after the Closing Date. The rights letter will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options will entitle you to purchase.

Q.7.	Must I participate in this Offer?

No. Participation is completely voluntary. If you choose not to participate, you would keep all of your options, including your Eligible Options, you would not receive any New Options under the Option Exchange Program and no changes would be made to the terms of your current options.

Q.8.	How should I decide whether or not to exchange my Eligible Options for New Options?

RFMD is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the Option Exchange Program. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from RFMD is, or will be, authorized to provide you with additional information in this regard. Please also review the Risk Factors that appear after this Summary Term Sheet and those that appear in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Q.9.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?

We believe the exchange ratio must balance the interests of both our Eligible Employees and our shareholders. As a result, in order to make the Option Exchange Program more attractive to our shareholders, we have designed it so that, on an aggregate basis, the value of the Eligible Options being exchanged is expected to be the same or greater than the value of the New Options to be issued at the time of grant. Under our option pricing model, this means that you would receive New Options for fewer shares than you elect to surrender in the Option Exchange Program.

Q.10.	Why can’t you just grant Eligible Employees more options?

We designed the Option Exchange Program to avoid the dilution in ownership to our shareholders that would result if we granted Eligible Employees additional options to supplement their out-of-the-money options.

Q.11.	What options are eligible for exchange in this Offer?

RFMD stock options granted under the Option Plans that have an exercise price of at least $5.38 per share.

Q.12.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form enclosed with this Offer to Exchange includes a list of your Eligible Options as of June 27, 2005. In addition, you can at any time confirm the number of option grants that you have, their grant dates (and remaining term), exercise prices, vesting schedule, and other information by logging on to the Transcentive Express Desktop Software (http://rfwebapp/express_desktop/) and reviewing your account. You may contact Brenda Hatley, Stock Option Administrator, at (336) 664-1233 if you have any questions regarding the Transcentive Express Desktop Software.

Q.13.	Can I exchange Eligible Options that I have already fully exercised?

No. This Offer applies only to outstanding Eligible Options – an Eligible Option grant that has been fully exercised is no longer outstanding.

Q.14.	If I choose to participate in the Option Exchange Program, can I exchange partial Eligible Option grants?

No. Each New Option issued through the Option Exchange Program will only be granted if the Eligible Option grant is surrendered in whole. You will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. However, if you elect to exchange an Eligible Option grant, you must exchange the Eligible Option grant in full — no partial exchanges will be permitted. If you exercise an Eligible Option grant in its entirety, that grant is no longer outstanding and would therefore not be eligible for exchange under the Option Exchange Program.

Q.15	Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes. If you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant could be exchanged under the Option Exchange Program.

Q.16.	Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to New Options and Section 8 – “Source and Amount of Consideration; Terms of New Options.”

Q.17.	What if I am on an authorized leave of absence on the date of this Offer or on the Grant Date?

Any Eligible Employees who are on an authorized leave of absence will be able to participate in this Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the Grant Date, you will be entitled to a grant of New Options on the Grant Date (as long as eligibility requirements are still met).

Q.18.	What if my employment with RFMD ends before the Grant Date?

To receive New Options you would need to be employed by RFMD both on the Closing Date and on the Grant Date. If you elect to participate in the Option Exchange Program and your employment terminates for any reason before the Grant Date, you would not receive any New Options. In that case, you would then generally have 90 days after the date of termination to exercise your Eligible Options to the extent they were exercisable at the time of termination.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, after the Closing Date but before the Grant Date, you will lose all rights to receive any New Options and your surrendered Eligible Options will not be returned to you.

Q.19.	What happens to my New Options if my employment with RFMD is terminated?

Generally, if an Eligible Employee’s employment with RFMD is terminated, the New Options will not continue to vest and any unvested portion of the New Options will be cancelled as of the date of termination. Any vested, unexercised portion of the New Options will generally be exercisable for 90 days after termination. However, in the event of termination for cause, the entire New Option will be cancelled as of the date of termination (unless the plan administrator of the 2003 Plan determines otherwise). Additionally, the New Options granted to certain officers (other than our Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the plan administrator of the 2003 Plan determines otherwise).

Q.20.	What happens if I tender my Eligible Options, they are accepted and cancelled in this Offer, and I die after the Closing Date of this Offer but before the Grant Date?

If you die prior to the expiration of this Offer, we will not accept your Eligible Options for cancellation and your estate or beneficiaries will retain your Eligible Options with their current terms and conditions.

If you participate in this Offer, and die after the Closing Date but prior to the Grant Date, neither your estate nor your beneficiaries will receive a grant of New Options, nor will they be able to reclaim the Eligible Options that were accepted and cancelled.

Q.21.	What happens if I tender my Eligible Options and RFMD is later subject to a change of control, such as a merger?

The New Options will include the same vesting acceleration provisions, if any, as the cancelled Eligible Options they replace. A change of control of RFMD that occurs after the Grant Date would be subject to those provisions.

Q.22.	Are there other circumstances under which I would not be granted New Options even after I have tendered my Eligible Options and they are cancelled, and even if I continue to be otherwise eligible to receive New Options?

It is possible that even if we accept your tendered Eligible Options, we will not issue New Options to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition. Additionally, our Board of Directors has the discretion to terminate, modify or amend the Option Exchange Program at any time before the program expires, even if our shareholders approve the Option Exchange Program.

Q.23.	What will the terms of the New Options be following the exchange?

The New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Offer, except for the tax classification, exercise price, vesting schedule, and the number of underlying shares of common stock. The New Options will be granted under the 2003 Plan and will be subject to the terms and conditions of the 2003 Plan. See Questions 24 through 26 and Section 8 – “Source and Amount of Consideration; Terms of New Options” for more information.

Q.24.	How many New Options will I receive in exchange for my tendered Eligible Options?

If the Option Exchange Program is approved by the shareholders, you would be able to exchange each Eligible Option for two shares of common stock for a New Option for one share of common stock. If you elect to exchange an Eligible Option, you must exchange the Eligible Option in full – no partial exchanges will be permitted. The New Options will be issued under the 2003 Plan and will be subject to the terms and conditions of the 2003 Plan.

The following table shows the number of Eligible Options outstanding by price range as of June 27, 2005:

	Maximum				Maximum Number
	Number		Weighted		of Shares
	of Shares	Weighted	Average	Exchange Ratio	Underlying New
Exercise Price	Underlying	Average	Remaining Life	(Eligible Options	Options that May be
Range	Eligible Options	Exercise Price	(Years)	to New Options)	Granted
$5.38-$9.99	8,221,010	$6.35	8.07	2 to 1	4,110,505
$10-$19.99	6,493,448	$14.62	5.51	2 to 1	3,246,724
$20-$29.99	1,863,362	$22.55	4.70	2 to 1	931,681
$30 and above	1,592,944	$48.21	4.77	2 to 1	796,472

Total	18,170,764	$14.64	6.52	2 to 1	9,085,382

The Option Exchange Program is structured to ensure that the value of Eligible Options surrendered will, in the aggregate, be equal to or greater than, in the aggregate, the value of New Options replacing them. The values of Eligible Options and New Options were determined based on the use of a binomial valuation model that takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the expected terms of the options being valued.

Q.25.	What will be the per share exercise price of the New Options?

In accordance with the 2003 Plan, the per share exercise price of the New Options will be the last bid quotation for our common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date. We cannot predict the exercise price of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See Section 7 – “Price Range of Common Stock” for information concerning our historical common stock price.

Q.26.	When will my New Options expire?

Your New Options will have a term equal to the remaining term of the Eligible Options they replace.

Q.27.	Will the tax classification of my New Options be incentive stock options or non-qualified stock options?

All New Options will be non-qualified stock options under U.S. tax laws, regardless of whether the Eligible Options tendered in the Option Exchange Program are incentive stock options or non-qualified stock options. At the time that a New Option is exercised, a U.S. Eligible Employee will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the exercise price. The tax consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences. See Schedule C – “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Q.28.	Can you give me some hypothetical examples of how this Offer to Exchange is expected to work?

The following are hypothetical examples:

Example 1

If you elect to exchange Eligible Options for 100 shares of common stock granted at an exercise price of $40.00, your New Options will be exercisable for 50 shares (100 divided by 2) of our common stock at the new exercise price.

Example 2

If you elect to exchange Eligible Options for 1,020 shares of common stock granted at an exercise price of $70.00, your New Options will be exercisable for 510 shares (1,020 divided by 2) of our common stock at the new exercise price.

All New Options will be granted under our 2003 Plan, and, except for the tax classification, exercise price, vesting schedule and the number of underlying shares of common stock, will have substantially the same terms as your current Eligible Options.

Q.29.	If I participate in this Offer, when will I be granted New Options?

Our shareholders must approve the Option Exchange Program before we can complete the Option Exchange Program. Our shareholders meeting is scheduled for August 2, 2005. We currently expect that if the proposal for the Option Exchange Program is approved by the shareholders, the Option Exchange Program will be completed and the New Options will be granted on or as soon as practicable after the first business day after the Closing Date.

Q.30.	Will I owe taxes if I exchange my Eligible Options in this Offer?

You should consult your own tax advisor to determine the tax consequences of tendering Eligible Options pursuant to this Offer. See Section 13 – “Material Tax Consequences” for more information.

The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. At the time that a New Option is exercised, a U.S. Eligible Employee will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the exercise price. The tax consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences. See Schedule C – “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Q.31.	What happens if, after the Grant Date, my New Options end up being out-of-the-money?

The Offer is a one-time opportunity and is not expected to be offered again in the future. Your Eligible Options are currently valid for 10 years from the date of initial grant, and your New Options will have the same term as the Eligible Options they replace. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering employees another opportunity to exchange out-of-the-money options for replacement options.

Q.32.	What happens to options that are not eligible for exchange, or that I choose not to tender, or that are not accepted for exchange in this Offer?

This Offer will have no effect on those options that are not Eligible Options or on Eligible Options that you choose not to tender, or on Eligible Options that are not accepted for exchange in this Offer.

Q.33.	If I tender Eligible Options in this Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them, even if you become ineligible to receive the New Options in exchange for the cancelled Eligible Options.

Q.34.	How long do I have to decide whether to participate in this Offer?

You have until 12:00 Midnight Eastern Daylight Time on August 5, 2005 to tender your Eligible Options in this Offer. We do not currently intend to extend this deadline, but if it is extended for any reason, we will notify you via e-mail or other form of communication as appropriate.

Q.35.	How do I tender my Eligible Options for exchange?

If you are an Eligible Employee on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Offer closes at 12:00 Midnight Eastern Daylight Time on August 5, 2005.

To validly tender your Eligible Options, you must deliver a properly completed Election Form and any other documents required by the Election Form to the attention of Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). Your Election Form may be changed or revoked at any time before the Closing Date by delivering a new properly completed Election Form bearing a later date. Your Eligible Options will not be considered tendered until we receive the Election Form. We must receive your properly completed and duly executed Election Form by 12:00 Midnight Eastern Daylight Time on August 5, 2005. If you miss this deadline, you will not be permitted to participate in this Offer.

Except as described in the following sentence, the Election Form must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Q.36.	When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before this Offer closes at 12:00 Midnight Eastern Daylight Time on August 5, 2005. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Closing Date. If you want to withdraw any of your tendered Eligible Options, you must withdraw all of them.

To validly withdraw tendered Eligible Options, you must deliver a properly completed and duly executed Notice of Withdrawal to the attention of Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and duly executed Notice of Withdrawal. The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

We must receive your properly completed and signed Notice of Withdrawal by 12:00 Midnight Eastern Daylight Time on August 5, 2005. If you miss this deadline but remain an employee of RFMD, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer. We will only accept delivery of the signed Notice of Withdrawal by hand, by interoffice mail, by facsimile, or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Q.37.	When will I receive my New Option grant agreement?

We expect that you will receive your New Option agreement as soon as practicable after the Grant Date.

Q.38.	How will I know whether you have received my Election Form?

We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Closing Date.

Q.39.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my Eligible Options for exchange in this Offer?

If you do not turn in your Election Form by the deadline, then all Eligible Options held by you will remain intact at their original exercise price and on their original terms. If you prefer not to tender any of your Eligible Options for exchange in this Offer, you do not need to return any forms to us.

Q.40.	What if I have any questions regarding this Offer, or if I need additional copies of this Offer to Exchange or any documents attached hereto or referred to herein?

If you have any questions regarding the Option Exchange Program, please direct them by e-mail to “Option Exchange Coordinator” (OEC@rfmd.com) or by phone to Extension 5750 ((336) 678-5750) and we will respond to your questions. You can find additional copies of the Offer to Exchange or any other related documents on the SEC website (http://www.sec.gov) or on the RFMD Treasury Department intranet site (http://rfmdweb/treasury/).

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below and the risk factors under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed on June 14, 2005 and incorporated herein by reference. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer. In addition, we strongly urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.

Economic Risks

Your New Options will have fewer underlying shares of common stock than the Eligible Options you tender for cancellation.

Your New Options will be exercisable for one-half of the number of shares of common stock into which your Eligible Options were exercisable. As a result, depending on the market price of our common stock, you may benefit more from holding your Eligible Options than by exchanging them for New Options. You should consult with your financial advisor(s) regarding the potential benefits of holding your Eligible Options at different market prices for our common stock.

Your New Options will be subject to a new vesting schedule.

Regardless of the vested status of the Eligible Options that you tender, your New Options will be subject to a new vesting schedule. They will not be vested at all upon grant, and the first vesting date will not occur until six months after the Grant Date. If your employment with us terminates, your New Options may be forfeited unvested or may be vested for a lesser percentage than the Eligible Options that were cancelled.

If you properly tender your Eligible Options, this Offer expires and your Eligible Options are accepted and cancelled as part of this Offer, but, prior to the Grant Date, you cease being an employee of RFMD for any reason (including your death), you will have no rights to your Eligible Options and you will not receive any New Options.

Once your Eligible Options are cancelled, they are no longer exercisable and you lose all rights to them. If your Eligible Options are cancelled and your employment is terminated for any reason (including your death), you will not be entitled to any New Options or other consideration in exchange for your cancelled Eligible Options, and you will not be able to reclaim your Eligible Options. However, if your employment ends prior to the Closing Date, your tendered Eligible Options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions. See Questions 18-20 and Section 1 – “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date”).

If the market price of our common stock increases after the date you tender your Eligible Options for exchange and they are accepted and cancelled, the New Options that you receive in exchange for them might be worth less than the Eligible Options.

The per share exercise price of any New Options granted to you in return for your tendered Eligible Options will be equal to the last bid quotation for our common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date. Before the Grant Date, our common stock could increase in value, and the exercise price of the New Options could be higher than the exercise price of Eligible Options cancelled as part of this Offer.

Tax-Related Risks

Your New Options will be non-qualified options under U.S. tax laws.

Regardless of whether the Eligible Options tendered in the Offer are incentive stock options or non-qualified stock options, all New Options will be non-qualified stock options under U.S. tax laws. At the time that a New Option is exercised, you will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the exercise price of the New Options. The tax consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences. See Schedule C – “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Even if you elect not to participate in the Option Exchange Program, your incentive stock options may be affected if you do not affirmatively decline the Offer.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Option Exchange Program. We also believe that the Option Exchange Program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the Option Exchange Program. We currently anticipate that the Offer to Exchange will not remain open for 30 days or more. However, the terms of the Offer to Exchange allow us, at our discretion, to have the Offer to Exchange remain open for 30 or more days. Should the Offer to Exchange remain open for 30 days or more and you choose not to participate in the Offer to Exchange but do not affirmatively decline the Offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Offer to Exchange. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of RFMD from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the Offer to Exchange but do not affirmatively reject the Offer, (2) the Offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the Offer to Exchange and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this Offer.

If you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

THIS OFFER

Section 1. Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.

Upon the terms and subject to the conditions of this Offer, we are making an offer to Eligible Employees to exchange some or all of their Eligible Options for New Options with an exercise price equal to the closing price of RFMD’s common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date and which are properly tendered by Eligible Employees in accordance with Section 3 – “Procedures for Tendering Eligible Options” (and not validly withdrawn pursuant to Section 4 – “Withdrawal Rights”) before the Closing Date and cancelled in this Offer. All New Options issued upon completion of the Option Exchange Program and in accordance with the terms of the Offer will be granted under the 2003 Plan and shares subject to Eligible Options that become available under the Option Plans due to cancellations or forfeitures will be issuable under the 2003 Plan in accordance with its terms and the terms of the applicable option agreement.

If you want to tender any of your Eligible Options, you must tender all Eligible Options under the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under such grant and choose not to tender the Eligible Options subject to a different grant. If you tender your Eligible Options and we accept then at the closing of this Offer, you will no longer have any rights to them.

The Offer will be open to all Eligible Employees. The Named Executive Officers, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program.

You will not be eligible to tender Eligible Options or receive New Options if your employment with RFMD is terminated for any reason prior to the Grant Date, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an Eligible Employee on such date will be eligible to tender Eligible Options prior to the Closing Date. If you tender your Eligible Options and they are accepted and cancelled in this Offer and you are on an authorized leave of absence on the Grant Date, you will be entitled to a grant of New Options on that date as long as you are otherwise eligible to receive New Options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of RFMD.

If, for any reason, you are not an employee of RFMD on the Grant Date, you will not receive any New Options or any other consideration in exchange for your tendered Eligible Options that we have accepted for exchange and you will not have any right to reclaim the Eligible Options you tendered, even if the Eligible Options you tendered were fully or partially vested.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date.

If all of your Eligible Options are properly tendered and cancelled in this Offer and you are entitled to receive New Options, you will receive a New Option for one share of common stock for each Eligible Option for two shares of common stock cancelled in the exchange.

This Offer is scheduled to expire at 12:00 Midnight Eastern Daylight Time on August 5, 2005, referred to as the Closing Date, unless and until we, in our sole discretion, have extended the Closing Date. See Section 14 – “Extension of Offer; Termination; Amendment” for a description of our rights to extend, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight Eastern Daylight Time.

Section 2. Purpose of this Offer.

We are making this Offer for incentive and compensatory purposes. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to talented employees, we intend to align their interests with our shareholders, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.

As a result of the economic slowdown of the past several years and the resulting deterioration in the stock price of technology companies in general and the Company in particular, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing employees with an opportunity to exchange Eligible Options for New Options. To meet our need to provide incentive and retention objectives for our employees, while simultaneously protecting the interests of shareholders by reducing the number of outstanding stock options immediately following the grant of New Options, the Option Exchange Program has been structured so that Eligible Employees will receive options for fewer shares than they surrender in the Option Exchange Program.

We believe the Option Exchange Program will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of our common stock, we believe that the options outstanding under the Option Plans will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our shareholders. In addition, the Option Exchange Program is designed to reduce the number of shares subject to outstanding stock options and the value of the Eligible Options surrendered, on an aggregate basis, is expected to be greater than or equal to the value of the New Options granted. While we hope that this Offer will ameliorate the current disparity between the market price of our common stock and the exercise price of Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Options will have a more favorable exercise price than the Eligible Options you elect to tender.

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, and other than transactions among or between us and our affiliates, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the Nasdaq National Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of rights to our securities pursuant to existing or future restricted stock or stock option exercises or grants; (ii) make purchases of our securities through our employee stock purchase plan; or (iii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j)	any change in our Articles of Incorporation or Amended and Restated Bylaws, or any actions that may impede the acquisition of control of us by any person.

We do not make any recommendation as to whether you should tender your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own financial and tax advisors. You must make your own decision whether to tender your Eligible Options for exchange.

Section 3. Procedures For Tendering Eligible Options.

If you are an Eligible Employee on the date that you choose to tender Eligible Options, you may tender your Eligible Options at any time before the Closing Date. If we extend this Offer beyond that time, you may tender your Eligible Options at any time until the extended Closing Date, if you are an Eligible Employee on the date you tender. If you want to tender any of your Eligible Options, you must tender all Eligible Options relating to the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender the Eligible Options subject to a different grant.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this Offer you must, in accordance with the terms of the Election Form attached hereto, deliver a properly completed and duly executed Election Form and any other documents required by the Election Form to the attention of Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). Except as described in the following sentence, the Election Form must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. The Election Form may be changed or revoked at any time before the Closing Date by delivering a new properly completed Election Form bearing a later date.

Your Eligible Options will not be considered tendered until we receive the Election Form. We must receive your properly completed and duly executed Election Form by 12:00 Midnight Eastern Daylight Time on August 5, 2005. If you miss this deadline, you will not be permitted to participate in this Offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Eligible Options. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither RFMD nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the Closing Date that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 – “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with Section 5 – “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

Subject to our rights to terminate, extend and amend this Offer, we currently expect that we will accept and cancel, as of the Closing Date, all properly tendered Eligible Options that have not been validly withdrawn.

Section 4. Withdrawal Rights.

You may withdraw your tendered Eligible Options only in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before this Offer closes at 12:00 Midnight Eastern Daylight Time on August 5, 2005. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Closing Date. If you want to withdraw any of your tendered Eligible Options, you must withdraw all of them.

To validly withdraw tendered Eligible Options, you must, in accordance with the terms of the Notice of Withdrawal attached hereto, deliver a properly completed and duly executed Notice of Withdrawal to the attention of Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Stock Option Administrator). The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. We must receive your properly completed and duly executed Notice of Withdrawal by 12:00 Midnight Eastern Daylight Time on August 5, 2005. If you miss this deadline but remain an employee of RFMD, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer. We will only accept delivery of the signed Notice of Withdrawal by hand, by facsimile, by interoffice mail, or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of this Offer unless and until you properly re-tender those Eligible Options before the Closing Date by again following the procedures described in Section 3 – “Procedures for Tendering Eligible Options.”

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.

We reserve the right to terminate, extend or amend this Offer. However, we currently expect that we will accept and cancel all properly tendered Eligible Options that have not been withdrawn by the Closing Date, upon the terms and subject to the conditions of this Offer. If we cancel Eligible Options accepted for exchange on the Closing Date, you will be granted New Options on or as soon as practicable after the first business day after the Closing Date, assuming that you are still eligible to receive New Options on that date. See Section 1 – “ Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date” for details regarding eligibility requirements.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn as, if and when we give notice to the Eligible Employees of our acceptance for exchange of such Eligible Options. If you are an Eligible Employee and your Eligible Options are properly tendered and accepted by us for exchange, you will receive a “rights letter” promptly after the Closing Date. The rights letter will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options will entitle you to purchase.

We expect that you will receive your New Option agreement as soon as practicable after the Grant Date.

If, for any reason, you are not an employee of RFMD on the Grant Date, you will not receive any New Options or any other consideration in exchange for your tendered Eligible Options that we have accepted for exchange and you will not have any right to reclaim the Eligible Options you tendered, even if the Eligible Options you tendered were fully or partially vested.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date.

Section 6. Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Closing Date, any of the following events has occurred:

(a)	the proposal to approve the Option Exchange Program is not approved by the requisite vote of shareholders at the annual meeting scheduled to be held on August 2, 2005 or any adjournment or postponement thereof;

(b)	any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business;

(c)	any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Offer or otherwise relate in any manner to this Offer;

(ii)	require that we obtain additional shareholder approval of this Offer;

(iii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iv)	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair the conduct of our business.

(d)	any (i) change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership (including as a result of any changes in law or accounting principles), or (ii) governmental or legal action or proceeding, law or regulation that, in our reasonable judgment, were unanticipated by the Company and is material to us or materially impairs the benefits, or materially increases the burden, of the Offer to us;

(e)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(f)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(g)	a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for or by us, is proposed, announced or is publicly disclosed.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion prior to the Closing Date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the Closing Date, in our sole discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. If we waive one of the conditions set forth above in response to a specific set of circumstances, that condition will still apply to different or new circumstances, but will be deemed waived with respect to the specific circumstances that triggered such condition and our subsequent decision to proceed with the Offer. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons. Notwithstanding anything set forth in this Section 6, this Offer may be terminated at any time, even after the Closing Date, if approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options or underlying shares as contemplated herein, is unavailable or revoked.

Section 7. Price Range of Common Stock.

Our outstanding Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on the Nasdaq National Market under the symbol “RFMD.” The following table shows the high and low bid quotations for our common stock as reported by Nasdaq for the quarterly periods during the fiscal years ended March 31, 2004 and March 31, 2005.

Fiscal 2004	High	Low
First Quarter	$6.70	$4.55
Second Quarter	10.75	5.63
Third Quarter	12.51	9.16
Fourth Quarter	12.34	7.85

Fiscal 2005	High	Low
First Quarter	$9.18	$7.05
Second Quarter	7.48	4.66
Third Quarter	7.79	6.10
Fourth Quarter	6.97	5.09

Fiscal 2006	High	Low
First Quarter (as of June 27, 2005)	$5.43	$3.77

At the close of business on June 27, 2005, there were 188,129,468 shares of RFMD common stock outstanding. On June 27, 2005, the last reported bid quotation for our common stock, as reported by the Nasdaq National Market, was $4.96 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options.

Section 8. Source and Amount of Consideration; Terms of New Options.

Consideration. Subject to the terms of this Offer, we will issue New Options to purchase our common stock under the 2003 Plan to Eligible Employees on the Grant Date, in exchange for Eligible Options properly tendered, accepted by us and cancelled. A New Option to purchase one share of common stock will granted for each Eligible Option to purchase two shares of common stock surrendered. New Options will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, New Options will not be issued for fractional shares.

If we receive and accept tenders of all currently outstanding Eligible Options, we expect that we will issue New Options exercisable into an aggregate of approximately 9,100,000 shares of our common stock. The shares underlying Eligible Options that are tendered for exchange and accepted and cancelled by us will be returned to the 2003 Plan and available for future awards.

Terms of New Options. The New Options will be granted under the 2003 Plan. The New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Offer, except for the tax classification, exercise price, vesting schedule, and the number of underlying shares of common stock. Promptly after the Grant Date, we will deliver a “rights letter” that will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options will entitle you to purchase. The grant of New Options pursuant to this Offer will not create any contractual or other right of the Eligible Employees to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The terms and conditions of your Eligible Options are set forth in the Option Plans under which they are currently outstanding. The description of the New Options set forth herein is only a summary of some of the material provisions of the 2003 Plan under which they will be issued and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan and the forms of New Option agreements for both Eligible Employees and Eligible Employees who are senior officers under the 2003 Plan, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. See Section 16 – “Additional Information” for a discussion of how to obtain copies of the Option Plans, including the 2003 Plan, and the forms of New Option agreements.

Eligible Participants. Our employees, directors and independent contractors are eligible to receive awards under the 2003 Plan if selected by the 2003 Plan administrator to participate. In addition, awards may be granted to persons who are otherwise eligible to participate in the 2003 Plan and who are subject to the laws of foreign countries or jurisdictions. Awards granted to such persons may be subject to terms and conditions different from those specified in the 2003 Plan.

Awards. The 2003 Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and non-qualified stock options (stock options that do not qualify as incentive stock options). Most Eligible Options subject to this Offer are incentive stock options to the extent they so qualify under Code Section 422. All New Options that may be granted pursuant to this Offer will be non-qualified stock options. The 2003 Plan also permits the grant of stock appreciation rights (“SARs”); restricted awards (“restricted awards”) in the form of restricted stock awards (“restricted stock awards”) and restricted stock units (“restricted stock units”); and performance awards (“performance awards”) in the form of performance shares (“performance shares”) and performance units (“performance units”).

Administration. The 2003 Plan is administered by our Board of Directors or, upon its delegation, by the Compensation Committee of the Board. Subject to certain restrictions, the Board of Directors or Compensation Committee may delegate to one or more of our officers the authority to administer the 2003 Plan. The term “2003 Plan administrator” includes the Board, the Compensation Committee or the designated officers, if acting in an administrative capacity. Subject to the 2003 Plan terms, the 2003 Plan administrator has full authority in its discretion to take any action with respect to the 2003 Plan, including the authority to fashion the terms of grants, as it deems appropriate. The 2003 Plan administrator also selects the persons to whom awards may be granted.

Term and Termination. The term of each option granted under the 2003 Plan is fixed by the 2003 Plan administrator, but may not exceed 10 years. The New Options to be granted pursuant to this Offer will terminate on the same termination date applicable to the Eligible Options they replace. Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of 90 days after the termination date, to the extent they were vested on the date of termination. However, in the event of termination for cause, the entire New Option will be cancelled as of the date of termination (unless the 2003 Plan administrator determines otherwise). In the case of separation due to death or disability, the number of shares that were vested on the date of such separation will remain exercisable for one year after such date. In most cases, no part of an option can be exercised after its termination date. However, the New Options granted to certain officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, be exercisable for the remaining option term (unless the 2003 Plan administrator determines otherwise).

Exercise Price. The exercise price of options granted under the 2003 Plan is determined by the 2003 Plan administrator, but cannot be less than the fair market value of our common stock as determined on the date of the grant. The per share exercise price of the New Options to be granted pursuant to this Offer will be equal to the closing price of the common stock as reported by the Nasdaq National Market on the trading date immediately preceding the Grant Date. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options.

Underlying Shares. The number of shares subject to purchase under the New Options will be less than the Eligible Options cancelled in exchange. For each Eligible Option for two shares of common stock surrendered, a New Option for one share of common stock will be granted.

Vesting and Exercise. The 2003 Plan administrator determines at what time or times each option may be exercised. The New Options will be granted under the 2003 Plan and will vest over two years, with 25% of each New Option becoming exercisable after each six months of continued service thereafter, regardless of the vesting schedule that was applicable to the Eligible Options tendered for exchange and regardless of whether or not the Eligible Options were fully or partially vested. Vesting will be contingent upon continuous employment with RFMD. The New Options will expire on the same date that the Eligible Options would have expired. However, the New Options granted to certain officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee (unless the 2003 Plan administrator determines otherwise).

Method of Exercising New Options. After the New Options are exercisable, an Eligible Employee may exercise the New Options in accordance with the terms of the 2003 Plan and the Eligible Employee’s New Option agreement by providing us with (i) a written notice identifying the New Option and stating the number of whole shares of common stock that the Eligible Employee desires to purchase and the aggregate purchase price to be paid for such shares; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us and in accordance with the 2003 Plan and the applicable New Option agreement.

Prohibition Against Transfer, Pledge and Attachment. Except as may be permitted by the administrator of the 2003 Plan in a manner consistent with the registration provisions of the Securities Act of 1933, as amended, the New Options, and the rights and privileges conferred by them, are personal to the Eligible Employee and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the Eligible Employee’s lifetime shall be exercisable only by the Eligible Employee. An Eligible Employee may transfer a New Option, and the rights and privileges conferred by it, upon the Eligible Employee’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the New Options to the same extent as the Eligible Employee.

Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, our 2003 Plan administrator will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards.

Unless an individual award agreement provides otherwise and notwithstanding any other provision of the 2003 Plan to the contrary, the 2003 Plan provides that as of the date of a change of control: (a) all options and SARs outstanding will become fully exercisable, whether or not then otherwise exercisable; and (b) any restrictions applicable to any restricted award and any performance award will be deemed to have been met, and awards will become fully vested, earned and payable to the fullest extent of the original award. However, the 2003 Plan authorizes the administrator, in the event of a merger, share exchange, reorganization or other business combination affecting the Company or a related entity, to determine that any or all awards will not vest or become exercisable on an accelerated basis, if the Company or the surviving or acquiring corporation takes such action (including but not limited to the assumption of 2003 Plan awards or the grant of substitute awards) which, in the opinion of the 2003 Plan administrator, is equitable or appropriate to protect the rights and interest of participants under the 2003 Plan.

Amendment of 2003 Plan. Our Board of Directors may amend the 2003 Plan and any award granted under the 2003 Plan at any time; provided, however, that (i) RFMD shareholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Rights as Shareholders and Employees. Eligible Employees have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the 2003 Plan and the applicable New Option agreement. Nothing in the 2003 Plan confers upon any Eligible Employee any right to continued employment.

Tax Consequences. U.S. Eligible Employees should refer to Section 13 – “Material Tax Consequences” for a discussion of some of the tax consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation and of the grant of the New Options under this Offer to Exchange. You should consult with your own tax advisor to determine the specific tax consequences of this Offer to you.

Terms of the Offer Specific to Eligible Employees employed outside of the United States. If you are an Eligible Employee employed outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. You should refer to Schedule C – “A Guide to International Issues” for a discussion of certain tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Schedule C is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Registration of Underlying Shares. All of the shares of common stock issuable under the 2003 Plan have been or will be registered under the Securities Act of 1933, as amended, (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options have been or will be registered under the Securities Act. Unless you are considered an “affiliate” of RFMD, you generally will be able to sell your shares underlying your New Options free of any transfer restrictions under applicable U.S. securities laws.

Section 9. Information Concerning RFMD; Summary Financial Information.

About RFMD

We are a North Carolina corporation headquartered at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Our telephone number is (336) 664-1233. Our website is www.rfmd.com. Information contained on our website is not a part of, and is not incorporated into this Offer. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. Questions regarding this Option Exchange Program should be directed by e-mail to “Option Exchange Coordinator” (OEC@rfmd.com) or by phone to Extension 5750 ((336) 678-5750).

RFMD designs, develops, manufactures and markets proprietary radio frequency (RF) components and system level solutions (“products”) primarily for wireless communications products and applications. We are the leading supplier of power amplifiers (PAs), one of the most critical radio frequency components in cellular phones. Our aluminum gallium arsenide (AlGaAs) heterojunction bipolar transistor (also referred to as GaAs HBT) process technology offers distinct advantages over other technologies for the manufacture of current and next-generation PAs. Our products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS). The majority of our revenue is derived from sales of products designed for cellular phones. We offer a broad array of products including amplifiers, mixers, modulators/demodulators, Bluetooth® components and transmitters, receivers and transceivers that represent a substantial majority of the products required in wireless subscriber equipment. These products perform the transmit and receive functions that are critical to the performance of wireless devices.

We design and manufacture products that are fabricated using multiple semiconductor process technologies. These technologies include GaAs HBT, GaAs metal-semiconductor field-effect transistor (MESFET), indium gallium phosphide (InGaP) HBT, silicon bipolar transistor, silicon complementary metal-oxide-semiconductor (CMOS), silicon BiCMOS (integration of bipolar transistors and CMOS) and silicon germanium (SiGe) BiCMOS. We are continuing to invest in the development of integrated circuits utilizing gallium nitride (GaN) and currently expect to commence commercial production of GaN-based products during calendar year 2007. We will begin production shipments of switching devices in fiscal 2006 using our GaAs pseudomorphic high electron mobility transistor (pHEMT) process. Handset manufacturers try to maximize trade-offs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business Optimum Technology Matching®.

Financial Information

Attached as Schedule A – “Summary Financial Information” are our summary financial statements. The financial information included in our Annual Report on Form 10-K for the year ended March 31, 2005 is incorporated herein by reference. Please see Section 16 – “Additional Information” of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of RFMD.

The directors and executive officers of RFMD, their positions and offices held, and their beneficial ownership in our common stock as of June 15, 2005, are set forth in Schedule B – “Information About RFMD Directors and Executive Officers.” Directors and the Named Executive Officers of RFMD are not eligible to participate in this Offer.

Except as set forth below, there are no agreements, understandings, or arrangements, whether or not legally enforceable, between either RFMD, any director, executive officer, or controlling person of RFMD and any director or executive officer of any controlling person, and any other person, with respect to any securities of RFMD:

•	We have entered into stock option and/or restricted stock agreements with each of our directors and executive officers and, consistent with past practice, we expect that our executive officers and directors, as well as many of the Eligible Employees, will receive additional restricted stock and/or stock option grants in the future.

•	Each of Robert A. Bruggeworth, Steven E. Creviston, William A. Priddy, Jr. and Suzanne B. Rudy have entered into arrangements with third-party brokerage firms to make purchases or sales, as the case may be, pursuant to trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act.

•	On August 30, 2001, we distributed to each of our shareholders of record, including our executive officers and directors, one Right for each outstanding share of our common stock held by such shareholder. One Right has also been distributed for each share of our common stock issued after August 30, 2001. The Rights are attached to all common stock certificates and no separate Rights Certificates have been or will be distributed until the occurrence of certain events that trigger separation of the Right from each share of our common stock. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, no par value, at a purchase price of $180 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 10, 2001 between the Company and First Union National Bank, as Rights Agent, which is incorporated herein by reference. The foregoing is qualified in its entirety by reference thereto.

We have not effected any transactions involving Eligible Options or our common stock in the past 60 days before and including June 15, 2005. To our knowledge, there have been no transactions involving Eligible Options or our common stock by any of our directors or executive officers during the past 60 days before and including June 15, 2005, except that William A. Priddy, Jr. disposed of 10,000 shares of common stock on June 15, 2005, in accordance with a pre-established Rule 10b5-1 trading plan, for $5.00 per share.

Section 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Eligible Options that we accept for exchange and acquire pursuant to this Offer will be cancelled as of the Closing Date and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 2003 Plan. To the extent such shares are not reserved in connection with this Offer, they will be available for future grants under the 2003 Plan without further shareholder action, except as may be required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.

In accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance, the granting of New Options will be subject to variable accounting and may result in stock-based compensation charges to the Company. Because the New Options will vest over a period of two years, this charge will be recognized quarterly by the Company over the two-year vesting schedule of the New Options. The amount of the charge to be recognized each quarter will be such quarter’s portion of the change in the intrinsic value of the New Options, which is the aggregate difference between the excess of the closing price of the Company’s common stock as reported by the Nasdaq National Market at the end of each quarter over the exercise price of the New Options, adjusted for any expense recognized to date for the New Options. The amount of these charges will depend on the Company’s common stock price as reported by the Nasdaq National Market and the number of New Options outstanding during each quarter, neither of which can be predicted.

Upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), stock compensation will be calculated based upon the fair value of the awards in accordance with the new standard and the variable accounting treatment will cease. Based on current implementation guidance, the Company is required to adopt SFAS 123(R) in the first quarter of fiscal year 2007.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13. Material Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this summary may not be applicable to you.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

We believe that if you exchange your Eligible Options for New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the New Options are granted.

Please review the discussion above under “Risk Factors — Tax Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

Incentive Stock Options. If you surrender Eligible Options that are incentive stock options and those Eligible Options are accepted for exchange, the New Options will be granted as non-qualified stock options.

Non-qualified Stock Options. Your New Options will be non-qualified stock options regardless of whether your exchanged Eligible Options were incentive or non-qualified stock options. Generally, an Eligible Employee will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an Eligible Employee generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

An Eligible Employee will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an Eligible Employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the Eligible Employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the Eligible Employee has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the Eligible Employee has held such shares for a shorter period.

Tax Consequences to Us. The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an Eligible Employee upon exercise.

Withholding Taxes. We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.

Tax Consequences for Non-U.S. Eligible Employees. You should refer to Schedule C – “A Guide to International Issues” for a discussion of certain tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Schedule C is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Section 14. Extension of Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m. Eastern Daylight Time on the next business day following the previously scheduled Closing Date.

We also expressly reserve the right, in our reasonable judgment, prior to the Closing Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 – “Conditions of the Offer,” by disseminating notice of the termination or postponement to the Eligible Employees by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of Eligible Options tendered for exchange may be limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, as amended, which requires that we must pay the consideration offered or return the Eligible Options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 – “Conditions of the Offer,” has occurred or is deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the Offer or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and filed with the SEC as an amendment to the Schedule TO. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, and will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the Eligible Options;

(b)	we decrease the number of Eligible Options that may be tendered in the Offer; or

(c)	we increase the number of Eligible Options that may be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the Eligible Options that are subject to the Offer immediately prior to the increase.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Offer to Exchange. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer to Exchange, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer to Exchange.

Section 16. Additional Information.

With respect to this Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options:

(a)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the SEC on June 14, 2005;

(b)	our definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders scheduled to be held on August 2, 2005, filed with the SEC on June 14, 2005;

(c)	our Registration Statements on Form S-8 (File Nos. 333-31037, 333-93095, 333-74230, 333-102048 and 333-107805);

(d)	our Preliminary Communications on Schedules TO-C, filed with the SEC on April 26, April 27, June 14 and June 29, 2005; and

(e)	the descriptions of our securities in our Registration Statements on Forms 8-A, as amended for the purpose of updating such descriptions, filed with the SEC on May 2, 1997, August 14, 2001 and August 1, 2003.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at:

100 F Street, N.E.
Room 1580
Washington D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. Our common stock is listed for trading on the Nasdaq National Market under the symbol “RFMD.” You can also inspect reports and other information that we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Daylight Time to:

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409-9421
Attention: Brenda Hatley, Stock Option Administrator
Facsimile: (336) 931-7384
E-mail: “Option Exchange Coordinator” (OEC@rfmd.com)
Telephone: Extension 5750 ((336) 678-5750)

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

Section 17. Forward-Looking Statements.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future results, performance, prospects and opportunities. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “plan,” “expects,” “anticipates,” “believes,” “intends,” “predict,” “potential,” “could,” “should” and “estimates” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed in our most recently filed Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Employees residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

RF Micro Devices, Inc.
July 11, 2005

Schedule A

Summary Financial Information

RF Micro Devices, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	March 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$26,016	$102,965
Short-term investments	134,828	224,880
Accounts receivable, less allowance of $566 and $1,547 as of March 31, 2005 and 2004, respectively	74,545	86,287
Inventories	75,090	58,552
Prepaid expenses	5,190	3,854
Other current assets	10,780	6,244

Total current assets	326,449	482,782

Property and equipment:
Land	3,206	3,206
Building	65,723	62,178
Machinery and equipment	318,196	279,558
Leasehold improvements	74,892	73,679
Furniture and fixtures	9,907	9,195
Computer equipment and software	24,693	18,926

	496,617	446,742
Less accumulated depreciation	(227,134)	(179,492)

	269,483	267,250
Construction in progress	70,141	13,106

Total property and equipment, net	339,624	280,356

Goodwill	119,694	110,006
Intangible assets	11,316	50,165
Investment in Jazz Semiconductor, Inc.	59,265	59,265
Long-term investments	365	474
Investment in equity method investee	—	3,169
Other non-current assets	3,033	1,799

Total assets	$859,746	$988,016

RF Micro Devices, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	March 31,
	2005	2004

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$44,545	$33,465
Accrued liabilities	30,139	22,206
Other current liabilities	4,968	213

Total current liabilities	79,652	55,884
Long-term debt, net of unamortized discount of $3,832 and $5,374 as of March 31, 2005 and 2004, respectively	226,168	324,626
Obligations under capital leases, less current portion	—	60
Other long-term liabilities	5,876	4,308

Total liabilities	311,696	384,878

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 500,000 shares authorized; 188,063 and 186,257 shares issued and outstanding as of March 31, 2005 and 2004, respectively	454,712	448,942
Additional paid-in capital	78,511	76,957
Deferred compensation	(10,620)	(14,442)
Accumulated other comprehensive income, net of tax	310	499
Retained earnings	25,137	91,182

Total shareholders’ equity	548,050	603,138

Total liabilities and shareholders’ equity	$859,746	$988,016

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Year ended March 31,
	2005	2004	2003

Revenue	$634,204	$651,379	$507,819

Operating costs and expenses:
Cost of goods sold	417,079	405,008	325,168
Research and development	156,464	128,152	101,736
Marketing and selling	47,409	45,226	36,833
General and administrative	25,053	21,135	18,364
Other operating expenses	49,469	9,785	13,961

Total operating costs and expenses	695,474	609,306	496,062

(Loss) income from operations	(61,270)	42,073	11,757

Interest expense	(6,506)	(12,865)	(24,433)
Interest income	4,018	3,463	5,545
Loss in equity method investee	(1,761)	(2,831)	—
Other income (expense), net	55	353	(1,954)

(Loss) income before income taxes	(65,464)	30,193	(9,085)

Income tax expense	(581)	(485)	(250)

Net (loss) income	$(66,045)	$29,708	$(9,335)

Net (loss) income per share:
Basic	$(0.35)	$0.16	$(0.05)

Diluted	$(0.35)	$0.15	$(0.05)

Shares used in per share calculation:
Basic	186,985	184,974	172,706

Diluted	186,985	213,272	172,706

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Deferred	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	Income (Loss)	Earnings	Total

Balance, April 1, 2002	167,768	$279,924	$64,665	$(19,652)	$(6,061)	$70,809	$389,685
Comprehensive loss:
Net loss	—	—	—	—	—	(9,335)	(9,335)
Unrealized loss on marketable securities, net of tax	—	—	—	—	(499)	—	(499)
Reclassification adjustment for realized investment gains, net of tax	—	—	—	—	497	—	497
Unrealized loss on cash flow hedge, net of tax	—	—	—	—	(1,752)	—	(1,752)
Reclassification of realized loss due to change in fair value of cash flow hedge	—	—	—	—	7,755	—	7,755
Foreign currency translation adjustment	—	—	—	—	155	—	155

Total comprehensive loss					6,156	(9,335)	(3,179)

Issuance of restricted stock awards	—	—	1,959	(1,959)	—	—	—
Accelerated vesting of options	—	—	500	(500)	—	—	—
Cancellation of retired employees’ restricted awards	—	—	(1,519)	1,519	—	—	—
Exercise of stock options	2,240	3,352	—	—	—	—	3,352
Issuance of common stock in connection with Employee Stock Purchase Plan	612	3,272	—	—	—	—	3,272
Issuance of common stock in connection with Resonext merger	13,338	154,529	7,715	(3,645)	—	—	158,599
Tax benefit from unrealized gain on investment	—	—	134	—	—	—	134
Amortization of deferred compensation	—	—	—	5,537	—	—	5,537

Balance, March 31, 2003	183,958	$441,077	$73,454	$(18,700)	$95	$61,474	$557,400
Comprehensive income:
Net income	—	—	—	—	—	29,708	29,708
Unrealized gain on marketable securities, net of tax	—	—	—	—	234	—	234
Foreign currency translation adjustment	—	—	—	—	170	—	170

Total comprehensive income					404	29,708	30,112

Issuance of restricted stock awards	—	—	3,542	(3,542)	—	—	—
Exercise of stock options	1,435	2,624	—	—	—	—	2,624
Issuance of common stock in connection with Employee Stock Purchase Plan	708	4,398	—	—	—	—	4,398

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Deferred	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	Income (Loss)	Earnings	Total

Issuance of common stock in connection with an asset acquisition	159	843	—	—	—	—	843
Repurchase of common stock issued in connection with Resonext merger	(3)	—	(39)	39	—	—	—
Amortization of deferred compensation	—	—	—	7,761	—	—	7,761

Balance, March 31, 2004	186,257	$448,942	$76,957	$(14,442)	$499	$91,182	$603,138
Comprehensive loss:
Net loss	—	—	—	—	—	(66,045)	(66,045)
Unrealized loss on marketable securities, net of tax	—	—	—	—	(256)	—	(256)
Foreign currency translation adjustment	—	—	—	—	67	—	67

Total comprehensive loss					(189)	(66,045)	(66,234)

Issuance of restricted stock awards	—	—	3,135	(3,135)	—	—	—
Cancellation of restricted stock awards	—	—	(1,581)	1,581	—	—	—
Exercise of stock options	975	1,713	—	—	—	—	1,713
Issuance of common stock in connection with Employee Stock Purchase Plan	831	4,057	—	—	—	—	4,057
Amortization of deferred compensation	—	—	—	5,376	—	—	5,376

Balance, March 31, 2005	188,063	$454,712	$78,511	$(10,620)	$310	$25,137	$548,050

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands, except per share data)

	Year Ended March 31,
	2005	2004	2003

Operating activities:
Net (loss) income	$(66,045)	$29,708	$(9,335)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	56,576	57,308	45,516
Amortization	9,695	13,717	6,982
Discontinuation of WLAN chipset development efforts	38,048	—	—
Acquired in-process research and development cost	6,201	—	10,500
Impairment of long-lived assets	—	7,678	—
Loss on disposal of assets	875	597	1,685
Loss from equity method investee and other-than-temporary decline of long-term investment	1,815	2,830	1,801
Amortization of deferred compensation	5,376	7,761	5,538
Changes in operating assets and liabilities:
Accounts receivable	11,850	(19,438)	(10,329)
Inventories	(16,303)	(964)	(18,818)
Prepaid expenses and other current and non-current assets	(6,914)	(34)	1,282
Accounts payable	10,151	6,768	9,501
Accrued liabilities	3,536	1,935	3,565
Income taxes payable/recoverable income taxes	247	6,334	4,558
Other long-term liabilities	1,249	2,899	(473)

Net cash provided by operating activities	56,357	117,099	51,973

Investing activities:
Purchase of available-for-sale securities	(275,278)	(373,257)	(422,738)
Proceeds from maturities of available-for-sale securities	363,315	319,322	456,862
Purchase of Jazz Semiconductor, Inc.	—	(30,000)	(30,000)
Purchase of other investments	—	(6,000)	—
Purchase of businesses, net of cash acquired	(10,070)	—	25,257
Purchase of property and equipment	(116,593)	(38,801)	(136,982)
Purchase of license	(1,112)	—	—
Proceeds from sale of property and equipment	881	73	11

Net cash used in investing activities	(38,857)	(128,663)	(107,590)

Financing activities:
Proceeds from 1.5% convertible subordinated debt offering, net of debt issuance costs of $170 and discount of $5,049	—	224,781	—
Extinguishment of the $300 million 3.75% convertible subordinated debt offering	(100,000)	(200,000)	—
Proceeds from exercise of stock options, warrants and employee stock purchases	5,770	7,022	6,623
Repayment of capital lease obligations	(247)	(543)	(3,679)

Net cash (used in) provided by financing activities	(94,477)	31,260	2,944

Net (decrease) increase in cash and cash equivalents	(76,977)	19,696	(52,673)
Cash and cash equivalents at beginning of year	102,965	83,172	135,798
Effect of exchange rate changes on cash	28	97	47

Cash and cash equivalents at end of year	$26,016	$102,965	$83,172

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands, except per share data)

	Year Ended March 31,
	2005	2004	2003

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$5,355	$8,576	$22,382

Cash paid during the year for income taxes	$719	$915	$9

Non-cash investing and financing activities
Stock issued in connection with business combinations, net of cash received	$—	$843	$133,342
Earn-out contingency liability	4,965	—	—
Jazz investment payable	—	—	30,000
Other comprehensive income (loss)	(189)	404	6,156
FIN 44 deferred compensation for business combination	—	—	3,645
Issuance of restricted stock	3,135	3,542	1,959
Cancellation/retirement of restricted stock	1,581	39	1,518
Acceleration of options	—	—	500

Schedule B

Information About RFMD Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of June 15, 2005 by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director, (c) the Named Executive Officers and our other executive officers, and (d) all current directors and executive officers (including the Named Executive Officers) as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 15, 2005 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. The address for all listed directors and executive officers is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. The Company’s directors and Named Executive Officers are NOT eligible to participate in the Offer. However, since Barry D. Church, Suzanne B. Rudy, James D. Stilson and Gregory J. Thompson are not Named Executive Officers, they are eligible to participate in the Option Exchange Program.

		Beneficial Ownership	Percent
Name of Beneficial Owner	Position and Office Held	Number of Shares (1)	of Class
Robert A. Bruggeworth (2)	President, Chief Executive Officer and Director	1,186,260	*
Barry D. Church (3)	Vice President, Corporate Controller and Principal Accounting Officer	196,700	*
Steven E. Creviston (4)	Corporate Vice President of Cellular Products Group	565,556	*
Daniel A. DiLeo (5)	Director	60,000	*
Jeffery R. Gardner (6)	Director	20,000	*
Dr. Frederick J. Leonberger (7)	Director	60,900	*
Jerry D. Neal (8)	Executive Vice President of Marketing and Strategic Development	1,198,502	*
David A. Norbury (9)	Director	857,322	*
Dr. Albert E. Paladino (10)	Chairman of the Board of Directors	265,002	*
William J. Pratt (11)	Chief Technical Officer, Corporate Vice President and Director	1,383,758	*
William A. Priddy, Jr. (12)	Chief Financial Officer, Corporate Vice President of Administration and Secretary	839,879	*
Suzanne B. Rudy (13)	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary	211,751	*
James D. Stilson (14)	Corporate Vice President of Operations	153,500	*
Gregory J. Thompson (15)	Vice President of Sales	246,888	*
Erik H. van der Kaay (16)	Director	288,000	*
Walter H. Wilkinson, Jr. (17)	Director	432,892	*
Directors and executive officers as a group (16 persons) (18)		7,956,910	4.11%

B- 1

*	Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days after June 15, 2005 are included. On March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing price of the Company’s common stock on the Nasdaq National Market on March 24, 2005.

(2)	Includes 1,050,260 shares of common stock issuable upon the exercise of stock options.

(3)	Includes 160,900 shares of common stock issuable upon the exercise of stock options.

(4)	Includes 399,680 shares of common stock issuable upon the exercise of stock options.

(5)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(6)	Includes 20,000 shares of common stock issuable upon the exercise of stock options.

(7)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 1,117,232 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 140,002 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 624,736 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 590,045 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 175,951 shares of common stock issuable upon the exercise of stock options.

(14)	Includes 125,000 shares of common stock issuable upon the exercise of stock options.

(15)	Includes 205,762 shares of common stock issuable upon the exercise of stock options.

(16)	Includes (a) 240,000 shares of common stock issuable upon the exercise of stock options and (b) 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay shares voting and dispositive power jointly with his spouse.

(17)	Includes 300,000 shares of common stock issuable upon the exercise of stock options.

(18)	Includes 5,329,568 shares of common stock issuable upon the exercise of stock options.

B- 2

Schedule C

A Guide to International Issues

The following Schedule contains summaries of the tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in Canada, China, Denmark, Finland, France, Germany, Japan, Korea, the Philippines, Sweden, Taiwan and the United Kingdom. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Certain summaries also include other country specific requirements that may affect your participation in the Option Exchange Program.

YOU ARE ADVISED TO SEEK APPROPRIATE PROFESSIONAL ADVICE AS TO HOW THE TAX AND OTHER LAWS IN YOUR COUNTRY APPLY TO YOUR SPECIFIC SITUATION.

By electing to participate in the Option Exchange Program, you agree to and acknowledge the following information:

Nature of Program. (1) the Option Exchange Program is established voluntarily by RFMD, it is discretionary in nature and it may be extended, modified, suspended or terminated by RFMD at any time, as provided in this Offer; (2) the grant of the right to receive New Options, subject to conditions stated in this Offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future option grants under any RFMD employee stock plan, if any, will be at the sole discretion of RFMD; (4) your participation in the Option Exchange Program shall not create a right to employment or be interpreted to form an employment agreement with RFMD or its subsidiaries and shall not interfere with our ability to terminate your employment relationship at any time with or without cause; (5) you are voluntarily participating in the Option Exchange Program; (6) the right to receive New Options from RMFD is an extraordinary item and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments; (7) the future value of RFMD common stock is unknown and cannot be predicted; (8) if you terminate employment or are terminated from employment with RFMD or its subsidiaries, your right to exercise the New Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period, except as otherwise required by law; (9) you will not be granted New Options or any compensation in lieu of New Options if you terminate employment or are terminated from employment with RFMD or its subsidiaries prior to the Grant Date; and (10) no claim or entitlement to compensation or damages arises from the termination of the New Options or diminution in value of the New Options or the underlying shares and you irrevocably release RFMD and its subsidiaries from any such claim that may arise.

Responsibility for Taxes. In certain countries you may be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option under the Option Exchange Program. Please see the individual country summaries for further information. You are advised to seek professional advice from your personal tax advisor on this issue. If you are subject to tax as a result of your participation in the Option Exchange Program, the following terms will apply to you:

Regardless of any action that RFMD or a subsidiary of RFMD takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Offer to Exchange, including the cancellation/exchange of Eligible Options (“Applicable Withholdings”), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility. In that regard, you authorize RFMD and/or its subsidiaries to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by RFMD and/or its subsidiaries or ultimately from proceeds of the sale of shares of common stock. Finally, you agree to pay to RFMD or its subsidiary any amount of Applicable Withholdings that RFMD or its subsidiary may be required to withhold as a result of your participation in the Option Exchange Program if RFMD does not satisfy the Applicable Withholding through other means.

Data Privacy. You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, RFMD and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Option Exchange Program.

You understand that RFMD and its subsidiaries possess and store certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in RFMD, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Option Exchange Program (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option Exchange Program, that these third parties may be located in your country of residence or elsewhere, and that the third parties’ country may have different data privacy laws and protections than your country of residence. You understand that you may request a list with the names and addresses of any potential third parties of the Data by telephone ((336) 678-5750), by facsimile ((336) 931-7384), by e-mail to OEC@rfmd.com or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange). You authorize any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Option Exchange Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the New Option (if granted). You understand that Data will be stored and possessed only as long as is necessary to implement, administer and manage your participation in the Option Exchange Program. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Option Exchange Program.

ADDENDUM

CANADA
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential Canadian federal income tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the Canadian federal income tax consequences of the New Options when granted to you. The tax consequences of the Offer to Exchange are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the current provisions of the Income Tax Act (Canada), the related Income Tax Regulations, all specific proposals to amend the Income Tax Act (Canada) and related regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this Offer and the current published administrative practices of the Canada Revenue Agency.

This summary does not take into account or anticipate any other changes in law and does not take into account provincial or territorial tax consequences or the tax laws of a country other than Canada. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. In addition, different tax consequences may apply under Canadian provincial tax laws. These Canadian federal income tax laws and regulations apply to Eligible Employees who are residents of Canada for the purposes of the Income Tax Act (Canada). Also, if you are a citizen or resident of a country other than Canada, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. The exchange of the Eligible Options for New Options may be governed by certain rules in the Income Tax Act (Canada) which provide for a non-taxable exchange of options. If these rules do not apply, the cancellation of the Eligible Options will be considered a disposition for Canadian tax purposes. You will be required to include the value of the consideration received for the cancellation of the Eligible Options in computing income from employment. It is likely that the value of the consideration will be nil because the exercise price of the New Options will be equal to the fair market value of the Company’s stock on the date that the New Options are granted.

Exercise of New Option. When you acquire stock on the exercise of a New Option, the amount, if any, by which the value of the stock at that time exceeds the amount paid to acquire the stock is deemed to be a benefit. If certain conditions are met, you may claim a deduction of 50% of the benefit. This benefit will be included in computing your income in the year of exercise unless you qualify to elect to defer taxation until you dispose of the shares.

Securities Law Information. You will be permitted to sell shares issued upon the exercise of the New Options provided that the sale of shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the Nasdaq National Market.

ADDENDUM

CHINA
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the People’s Republic of China (the “PRC”), as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than the PRC, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. Because the exchange of your Eligible Options for New Options will not be deemed an exchange of your Eligible Options for consideration, you will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option. You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You may also be subject to social insurance contributions on the value of the shares, depending on the practice and position taken by the local labor and social security bureau having jurisdiction over your employer.

Your employer will withhold and report income tax and social insurance contributions, if required, incurred upon the exercise of your New Option by withholding a sufficient number of shares from the total number of shares that you are otherwise eligible to receive. Your employer may satisfy any additional withholding obligation by withholding from payroll and other amounts payable by your employer to you. Generally, your employer is responsible for withholding and reporting income tax on your employment income and submitting any individual income tax withheld to the local tax bureau on a monthly basis.

If you subsequently sell your shares of stock, you may be subject to income tax on any additional gain realized upon sale of those shares. If the gain is taxable, the income tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

Exchange Control. Under PRC foreign exchange regulations, transactions in excess of US$10,000 require the approval of the State Administration of Foreign Exchange (“SAFE”). Accordingly, if the exercise of your New Option or the subsequent sale of the shares underlying your New Option results in the remittance from or repatriation of proceeds to the PRC, you may be required to obtain approval of the SAFE.

ADDENDUM

DENMARK
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in Denmark, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Denmark, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will be subject to income tax at the time you exchange your Eligible Option for a New Option. The income tax will be imposed on the value of the New Option less any amounts paid for the Eligible Option. You also will be subject to social insurance contributions on the value of the New Option less any amounts paid for the Eligible Option.

Your employer will report income tax and social insurance contributions on the exchange of the Eligible Option for the New Option, but is not required to withhold any income tax or social insurance contributions.

New Option. You will not be subject to income tax at the time you exercise your New Option. However, if you subsequently sell your shares of stock, you may be subject to tax on any additional gain realized upon sale of those shares. If the gain is taxable, the income tax will be imposed on the excess of (1) the sale price of the shares, over (2) the value of the New Option at the time the New Option was granted to you.

Your employer will report the tax due when you subsequently sell your shares of stock, but is not required to withhold any income tax or social insurance contributions. Accordingly, you are required to remit any taxes due to the tax authorities.

Because your New Option will be granted to you in 2005, the New Option will be subject to the Danish Share Option Act and not the Salaried Employees’ Act, which provides optionees greater benefits than the Share Option Act.

ADDENDUM

FINLAND
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Finland, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Finland, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option. When you exercise your New Options, you will be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option. In addition, you will be subject to social insurance contributions on the same amount.

RFMD will withhold and report all applicable taxes, if required. You must report the exercise of the New Option and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

If you acquire shares upon exercise, you will be subject to capital gains tax at a flat rate of 28% when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (40% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you may be entitled to claim a capital loss for this difference.

ADDENDUM

FRANCE
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in France, as well as administrative and judicial interpretations of such laws, in effect as July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than France, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option. When you exercise your New Options, you will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Options, less (2) the aggregate exercise price paid for such shares. You also will be subject to social insurance contributions on the value of those shares, which will be withheld by your employer.

If you receive dividends associated with the underlying shares, you will be subject to French personal income tax at progressive rates (plus additional social taxes at 11%) on a basis equal to 50% of their gross value. If you subsequently sell your shares of stock, you will be subject to capital gains tax at an aggregate rate of 27%.

ADDENDUM

GERMANY
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Germany, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Germany, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option. You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You also will be subject to social insurance contributions on the value of the shares.

You will not be taxed if you subsequently sell your shares of stock as long as: (i) you hold the shares for longer than 12 months; (ii) you have not owned 1% or more of the Company at any time during the past five years; and (iii) you are not holding the shares of stock as an asset of a business. If, however, you do not meet these requirements when you subsequently sell your shares of stock, you will be subject to tax on any additional gain realized upon sale of those shares. If the gain is taxable, the tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

Your employer will withhold and report income tax and social insurance contribution incurred upon the exercise of your New Option.

ADDENDUM

JAPAN
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Japan, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Japan, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option. You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You will not be subject to social insurance contributions on the value of the shares.

You may be subject to capital gains tax when you subsequently sell your shares of stock. If the gain is taxable, the tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

If you are employed by an RFMD subsidiary, your employer will not withhold or report income tax incurred upon the exercise of your New Option, unless your employer reimburses RFMD for the costs associated with the New Options (i.e., the spread between the fair market value of the shares at the time you exercise your New Option and the aggregate exercise price paid for such shares).

ADDENDUM

KOREA
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in Korea, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate.

This summary is based on the assumption that the New Options are exercised during the term of employment. Otherwise, you are encouraged to talk to your own advisor. Also, if you are a citizen or resident of a country other than Korea, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Options for New Options.

Exercise of New Option. When you exercise your New Options, you will likely be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option (the “spread”).

The spread will constitute Class B labor income, and you must voluntarily report the spread to the tax authority and pay the gross income tax and the resident tax pursuant to applicable tax rates. If you join a tax association to file the tax report and pay tax, you will receive a tax credit. In this case, the tax association (but not the employer) is required to collect and pay the related tax amount.

In addition, the spread will be subject to social insurance contributions and your employer may be required to withhold such social insurance contributions when you exercise your New Option.

Sale of Shares. Capital gains realized from your sale of the shares purchased on the exercise of the New Options will be taxed only if you are a resident of Korea with a domicile or temporary domicile in Korea for more than five consecutive years until the day of sale of the stock. You will be taxed on the capital gains for the income tax and the resident tax pursuant to applicable tax rates. The capital gains in the amount of KRW 2,500,000 will be deducted in calculation of the transfer income of the concerned year. If there is any tax paid in foreign countries for the sale of the shares, foreign tax credit will be allowed.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of the New Options. However, if shares of RFMD will be listed in the Korean stock market, you will be subject to the securities transaction tax.

Exchange Control. The Option Exchange Program and exercise of the New Options will not be subject to any governmental permit, approval or report. If you purchase foreign currency from a foreign exchange bank in Korea in order to pay the exercise price, you may be required to submit the relevant documents to provide evidence of your reasons for the transaction and the amount for remittance. Exchange control laws also require Korean residents who hold claims exceeding US $100,000 from the sale of shares to collect such claims and bring the proceeds back to Korea within six months of the sale, unless you are exempt from the exchange control laws or the six-month time period is extended by a foreign exchange authority upon application.

ADDENDUM

PHILIPPINES
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in the Philippines, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than the Philippines, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option. You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You will not be subject to social insurance contributions on the value of the shares, unless your employer reimburses the Company for the costs associated with the New Options (i.e., the spread between the fair market value of the shares at the time you exercise your New Option and the aggregate exercise price paid for such shares).

You will be subject to tax when you subsequently sell your shares of stock. Generally, the tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you. However, if you hold the shares for more than 12 months after you exercise your option, only 50% of the gain will be taxable.

If you are employed by an RFMD subsidiary, your employer will not withhold income tax and social insurance contributions, if applicable, incurred upon the exercise of your New Option, unless your employer reimburses RFMD for the costs associated with the New Options.

ADDENDUM

SWEDEN
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Sweden, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Sweden, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option. You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You also will be subject to social insurance contributions on the value of the shares.

You will be subject to capital gains tax when you subsequently sell your shares of stock. The tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

You are required to inform your employer when you exercise your New Option and report the amount of taxable income to your employer, no later than the end of the month following the month during which you exercise your New Option. Your employer will report to the tax authority the income recognized by you on exercise of your New Option. In addition, your employer will withhold income tax and any social insurance contributions due upon exercise of your New Option.

ADDENDUM

TAIWAN
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax and other consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax and other consequences of the New Options when granted to you. The tax and other consequences of the Offer are based on complex tax laws and other applicable laws and regulations, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the Republic of China (the “R.O.C.”, or Taiwan), as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Taiwan, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. You will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option. When you exercise your New Options, you will be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option. Any disposal of the shares acquired under the 2003 Plan would not be subject to the Securities Transaction Tax of Taiwan.

Your employer is not required to withhold income tax as a result of the Option Exchange Program or in connection with the exercise of the New Option. However, your employer has a reporting obligation to report such taxable income to the Taiwan competent tax authority. Nevertheless, it is your responsibility to report and pay any applicable taxes.

Exchange Control Information. If you are a Taiwan resident, you may acquire foreign currency and remit the same out of Taiwan up to U.S. $5 million per year. Remittance of funds for the purchase of shares of stock must be made through an authorized foreign exchange bank. You must submit a Foreign Exchange Transaction Form to the remitting bank and supporting documentation to the satisfaction of the remitting bank, if applicable.

Restrictions on Re-Sale. Under the Securities and Exchange Law of Taiwan, the common stock acquired under the Option Exchange Program shall not be offered, distributed or resold to the public in Taiwan without prior approval from or registration with the competent authority, namely, the Taiwan Financial Supervisory Commission.

ADDENDUM

UNITED KINGDOM
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax and other information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the United Kingdom, as well as administrative and judicial interpretations of such laws, in effect as of July 11, 2005. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than the United Kingdom, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program. The only consideration you will receive for the exchange of an Eligible Option will be the grant of a New Option. You will not be subject to tax or national insurance charges as a result of the exchange of an Eligible Option for the grant of a New Option.

New Option. When you exercise your New Options, you will be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option. In normal circumstances, you will also be subject to national insurance charges on the same amount. However, if you were granted Eligible Options between 6 April 1999 and 19 May 2000 and, prior to 10 August 2001, paid to the UK Inland Revenue a “special” national insurance charge (calculated by reference to the value of the shares underlying your Eligible Options on 7 November 2000), you will not be liable for further national insurance charges on the exercise of New Options received in exchange for those Eligible Options.

On the exercise of your New Options, RFMD may, if it deems it appropriate to avoid further tax exposure in the future, require you to enter into a joint election with RFMD (or, if different, the related entity of RFMD which is or may be treated as your employer) electing that the market value of the shares to be acquired on the exercise of your New Option be treated as if those shares were not “restricted securities” for the purposes of UK tax legislation. In addition, RFMD will withhold all required taxes from any amount payable in cash with respect to a New Option. Without limitation to the foregoing, such taxes will include UK income tax and national insurance charges collectable through the PAYE and modified PAYE system. Further, RFMD will require any recipient of an award payable in common stock to pay to RFMD the amount of any tax or other amounts required by any governmental authority to be withheld and paid by RFMD to such authority for the account of the recipient. These amounts must be paid in cash or, subject to certain conditions, by an election to withhold shares of common stock to which the recipient would otherwise be entitled. In the case of nonqualified options, participants will be required to indemnify RFMD in respect of 100% of the employer’s secondary national insurance charges arising on the exercise of the option and reference to withholding shall apply to such national insurance charges.

When you sell your shares, you may be subject to capital gains tax, generally calculated with reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise.